Earnings Release

RELIANCE BANCSHARES, INC. ANNOUNCES SECOND QUARTER, 2009 RESULTS

ST. LOUIS, July 24, 2009 – Reliance Bancshares, Inc., the parent company of Reliance Bank and Reliance Bank, FSB, announces its second quarter, 2009 results and reports a net loss of $8.373 million, with year-to-date net loss of $8.282 million.  The continual economic challenges have created unpredictable financial stresses and have significantly affected the commercial real estate and financial markets.  Because of these challenges, the company exercised prudent and conservative action by increasing its reserve for possible loan losses to $24.045 million, a $9.7 million increase over year-end 2008.  This reserve represents 1.97% of outstanding loans.  The second quarter, 2009 provision for possible loan losses was $14 million compared to the prior year of $5.6 million.  The greater provision was the primary cause for the reduction in earnings.  In addition, the increased FDIC assessments of $1.284 million and expenses associated with other real estate impacted earnings for the first six months of 2009.

While the FDIC assessments and expenses associated with other real estate have each increased $1 million compared to the prior year second quarter, the company continues to achieve reductions in other operating costs.  In the latter part of the first quarter, 2009, management identified other cost efficiencies.  As a result, second quarter, 2009 reductions compared to the prior year’s quarter included salaries and employee benefits of $.826 million and advertising costs of $.263 million.  For the six months ended June 30, 2009 compared to the prior year, salaries and employee benefits and advertising costs are down $1.1 million and $.326 million, respectively.  For the same period, an additional $.353 million in cost reductions has been realized in other non-interest expenses.

Net interest income for the quarter ended June 30, 2009, increased $.535 million, or 6.1%, compared to the prior year’s quarter.  For the six months ended June 30, 2009, net interest income increased $1.7 million compared to the same period in 2008.  The year over year growth in net interest income resulted from a 9.7% increase in loans outstanding, 24.2% increase in total deposits, a 38% reduction in wholesale funding, re-pricing opportunities and increased securities income.

Jerry S. Von Rohr, Chairman and Chief Executive Officer of Reliance Bancshares, Inc. said, “As the strains of this difficult economy continue to unfold, we, too, continue to implement additional measures to protect our business.  As a result, our focus and momentum surrounding risk management processes include credit underwriting, problem identification and resolution.  At the same time, we are working diligently to manage our daily operating activities to insure our customers continue to receive the highest level of service.  We also achieved improved results in our net interest margin, loan and deposit growth, certain non-interest expenses and liquidity.   However, our foremost responsibility today is the preservation of asset quality and capital.”

Total assets as of June 30, 2009 were $1.5 billion.  This represents a 12.9% increase compared to June 30, 2008 and a decrease of 2.3% compared to December 31, 2008.  For the twelve month period ended June 30, 2009, loans increased 9.7% or $108.5 million but compared to year-end December, 2008, decreased $31.1 million or 2.5%.  Management remains diligent as it focuses on loan quality and its efforts to improve profitability.

During the second quarter of 2009, net charge-offs were $4.2 million.  Non-performing loans totaled 6% of outstanding loans as of June 30, 2009, compared to the prior year of 1.4%.  The increase in the provision for loan losses was due to additional reserves needed to shore-up credits that have been identified by management to have deteriorated.  While the Company’s loans in the St. Louis real estate market have shown some economic weakening, we continue to be burdened by an unfavorable Florida real estate market.

Originated In
	Florida	All other	Total
Net Charge-offs (quarter ended 6/30/2009)			$4.2 million
Net Charge-offs (quarter ended 6/30/2008)			$3.4 million
Non-performing Loans (6/30/2009)	$52.4 million	$21.1 million	$73.5 million
Non-performing Loans (12/31/2008)	$30.1 million	$4.8 million	$34.9 million
Non-performing Loans (6/30/2008)	$11.5 million	$3.6 million	$15.1 million
Non-performing Assets* (6/30/2009)	$59.6 million	$30.2 million	$89.8 million
Non-performing Assets* (12/31/2008)	$37.5 million	$12.7 million	$50.2 million
Non-performing Assets* (6/30/2008)	$15.4 million	$10.5 million	$25.9 million
Outstanding Loans Originated In
Respective Markets	$113.6 million	$1,110 million	$1,223 million
     *Included in Non-performing Assets are Non-performing Loans and Other
       Real Estate Owned

Total revenue, defined as total interest income and non-interest income, was $19.8 million for the quarter ended June 30, 2009.  This represents a 1.4% increase compared to the same quarter end, 2008.  For the same period, net interest income increased 6.1% or $.5 million to $9.3 million.  In the six months ended June 30, 2009, net interest income increased $1.7 million to $18.3 million, compared to the same period, prior year, the result of reduced interest paid on deposits.

For the six month period ended June 30, 2009, total deposits declined $20.5 million, or 1.7%, the primary result of the reduction of wholesale funds.  For the twelve month period ended June 30, 2009, total deposits increased $235.2 million or 24.2% to $1.2 billion.  This increase consisted of $4.6 million in non-interest bearing deposits and $230.6 million in interest bearing deposits.  There were no marketing campaigns during the second quarter, 2009.  However, throughout 2008, the company attracted new deposits and customers through numerous marketing campaigns, followed by a general branding campaign in February, 2009.  In June, 2009, the company closed one temporary branch located in Florida; as of the end of the second quarter, 2009, the company’s branch franchise totaled 23.

About Reliance Bancshares, Inc.

Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers.  The Company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”.   It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank and two Loan Production Offices – one in Tempe, Arizona and another in Houston, Texas.  It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with three branches in the Southwest Florida area.  The company’s total assets as of June 30, 2009 exceeded $1.5 Billion.  Reliance Bank’s website can be found at www.reliancebankstl.com

Forward looking statements

This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this news release, the words “anticipates,” “expects,” intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements.  These forward-looking statements are subject to numerous risks and uncertainties.  There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control.  These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the SEC, as updated from time to time in our other SEC filings.

Contact:
Reliance Bancshares, Inc.
Investor Relations
Sue Freed, Sr. Vice President
314-569-7208
sfreed@reliancebankstl.com

RELIANCE BANCSHARES, INC.
CONSOLIDATED SUMMARY
(Unaudited)

(In thousands)

			December 31,
BALANCE SHEETS	June 30, 2009	June 30, 2008	2008
ASSETS
Cash and due from banks	$10,402	$18,554	$ 14,367
Short-term investments	648	397	43,379
Debt and equity investments	247,748	171,291	202,724
Loans	1,223,415	1,114,890	1,254,496
Less reserve for loan losses	(24,045)	(12,682)	(14,306)

Net loans	1,199,370	1,102,208	1,240,190

Premises and equipment, net	43,252	44,828	44,143
Goodwill and identifiable intangible assets	1,294	1,311	1,303
Other real estate owned	16,341	10,802	15,289
Other assets	18,639	13,084	12,594

Total assets	$1,537,694	$1,362,475	$1,573,989

LIABILITIES & EQUITY
Noninterest bearing deposits	64,230	59,609	59,375
Interest bearing deposits	1,143,341	912,793	1,168,672

Total deposits	1,207,571	972,402	1,228,047
Short-term borrowings	15,675	104,489	63,919
Long-term FHLB borrowings	136,000	142,000	136,000
Other liabilities	6,604	7,574	6,414

Total liabilities	1,365,850	1,226,465	1,434,380
Stockholders’ equity	171,844	136,010	139,609

Total liabilities & equity	$1,537,694	$1,362,475	$1,573,989

	For the Six	For the Six	For the Quarter	For the Quarter
	months Ended	months Ended	Ended	Ended
INCOME STATEMENTS	30-Jun-09	30-Jun-08	30-Jun-09	30-Jun-08

Total interest income	$39,307	$36,890	$19,296	$18,804
Total interest expense	20,968	20,233	9,993	10,036

Net interest income	18,339	16,657	9,303	8,768
Provision for loan losses	16,250	6,739	14,000	5,607

Net after provision	2,089	9,918	(4,697)	3,161
NONINTEREST INCOME
Service charges on deposits	449	373	241	197
Gain/(loss) on securities	(146)	312	(146)	118
Other income	702	721	402	409

Total noninterest income	1,005	1,406	497	724
NONINTEREST EXPENSE
Salaries and benefits	7,316	8,409	3,435	4,261
Occupancy and equipment	2,212	2,163	1,086	1,096
FDIC assessment	1,661	377	1,157	189
Data processing	994	886	520	443
Other real estate expense	1,762	488	1,453	457
Advertising	176	502	28	291
Other	1,672	2,025	873	1,033

Total noninterest expense	15,793	14,850	8,552	7,770

Income before taxes	(12,699)	(3,526)	(12,752)	(3,885)
Income taxes	(4,417)	(1,466)	(4,379)	(1,514)

Net income	$ (8,282)	($2,060)	$ (8,373)	$ (2,371)